Exhibit 99

ZBB Energy Corporation Reports First Quarter Fiscal Year 2014
Net Loss Decrease of $285,000

Product Sales Gross Margin Exceeds Target Goal

MILWAUKEE, WI – (Marketwire – Nov. 14, 2013) – ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms and hybrid vehicle control systems, today announced its financial results for its first fiscal quarter ended September 30, 2013.

Financial results for the three months ended September 30, 2013 as compared to the three months ended September 30, 2012 included:

•	Product sales decreased 33.4% to $1,069,122 from $1,605,138.
•	Product sales gross profit of $471,721 compared to $112,746 in the prior year quarter.
•	Net loss decreased to $2,596,791 compared to $2,882,790. The decrease in net loss is due primarily to the increase in gross profit and the lower general and administrative expense.
•	Loss per share declined to ($0.15) from ($0.19).

Loss per share figures reflect a one-for-five reverse stock split effective October 31, 2013.

Financial Position

The Company’s backlog is currently $3.7 million. The Company ended the first quarter of fiscal 2014 with total assets of $14.3 million, including $3.1 million in cash and $497,925 in accounts receivable. Anticipated collections in the second quarter of fiscal year 2014 associated with current backlog and current accounts receivable are anticipated to be approximately $1 million. The current rate of cash consumed by operating expenses is approximately $800,000 per month.

The Company continues to aggressively pursue additional sales orders and other sources of funding, including expansion of contract engineering and development programs through strategic partners.  The Company has sufficient capital to fund operations through the second quarter of fiscal year 2014.

First Quarter Highlights

During the first quarter of fiscal year 2014, the Company’s major accomplishments included:

•
Received third-party compliance validation of the ZBB EnerStore® battery as meeting the requirements of Standard GBZ2.1-2007 of the National Institute for Occupational Safety and Health (NIOSH) for use in the People's Republic of China through its joint venture partner Meineng Energy.

•	Completed a private placement transaction of 600 shares of Series B preferred stock resulting in gross proceeds of $3 million to the Company.

•
Shipped EnerSystems and system components to both China and South Korea in support of our Chinese Joint Venture and Lotte Petrochemical respectively. Also, ZBB shipped our first EnerSystem™ to Australia that will utilize two EnerStore batteries in combination with a fuel cell, organic Rankin cycle turbine, PV solar panels and a wind turbine.

•	Completed customer on-site testing of a one MWh EnerStore, currently our largest operating energy storage system.

•
Crosspoint Kinetics announced the introduction of their second generation [S3000] hybrid system. This is the most cost effective retrofitable hybrid system in the class 3 to class 6 truck market.  According to Frost & Sullivan, there are more than 260,000 class 3 to class 6 trucks on the road today, with an expected annual run rate of more than 68,000 produced by 2016. This represents a sizable opportunity for the Company.  ZBB developed and now manufactures the electronic controller for the S3000 hybrid system.

Subsequent to the end of the first quarter, the Company completed the installation of a 300 kWh ZBB EnerStore advanced flow battery at a location in southern California to demonstrate the combined value of solar power and energy storage.

New Sales and Marketing Strategy

“Our sales approach in the past has been aimed at providing equipment and/or systems for government and commercial projects defined by third party contractors or developers,” said Eric Apfelbach, CEO of ZBB Energy. “The project engineering typically requires an AC microgrid approach, which does not take advantage of ZBB’s core EnerSection® DC integration technology.  Project economics, engineering and funding have typically been out of ZBB’s control and has placed ZBB in the position of dependence on a number of players on a specific project.  In some cases this has led to delays in project engineering and finalization of budgets, as well as delays due to subcontractor coordination which have resulted in unacceptable delays in order closures.  We have also found, that subsequent to order shipment, project coordination by various contractors has led to onsite commissioning setbacks, cost overruns, poor communications and slow revenue recognition and cash generation. This is inhibitive to achieving ZBB’s growth potential.”

“As a result, our management team, led by our Sales and Marketing group is shifting our focus to direct project development with end-use commercial customers, rather than relying on intermediary contractors.  This allows ZBB to sell our lower cost and better performing EnerSection microgrid technology directly to end-use customers, cutting out the intermediary contractors and by and large eliminating the coordination difficulties of multiple subcontractors and vendors on a specific project.”

“We are now in the process of instituting this shift.  The process involves a demo system that can be configured to provide the least cost and best reliability in meeting a customer’s load requirements,” Mr. Apfelbach explained. “This may involve an optimal mix of distributed generation and storage.  The distributed generation may include solar, wind, diesel or natural gas generation or microturbines.  This shift also requires the development of a detailed understanding of how the customer’s energy cost will change with the addition of ZBB’s system.”

“Market opportunities where we believe this least cost end-use approach will be most applicable includes the recent California Public Utilities Commission order mandate of investor owned utilities to procure 1.325 GWs of energy storage by 2020,” continued Mr. Apfelbach. “This least cost end-use process gives us the ability to participate in California’s new market potential.  Other market segments include ‘behind the meter’ opportunities in high-priced electric utility service areas.  For example, we will be able to demonstrate a least cost configuration to commercial customers in Hawaii, the Caribbean, Alaska or other higher cost utility or remote areas.”

“We expect to have this process ready for execution in the first half of 2014. In the meantime, we will continue to pursue bidding into projects as we have been, continue to work with our China and Korean partners for additional orders,  continue to increase our order up-take for hybrid controllers for Cummins Crosspoint, and finally, pursue new electronics markets that have substantial potential.”

“Until we have better control and execution of our go-to-customer strategy, I expect our order flow to continue to be uneven. I also expect moving forward with additional partnerships that will enhance our technology, provide multiple channel opportunities and, of course, additional funding,” Mr. Apfelbach concluded.

Conference call – November 14, 2013 – 4:30 p.m. Eastern Time (3:30 p.m. CT)

The Company will hold a conference call on Thursday, November 14, 2013 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss results for its first fiscal quarter ended September 30, 2013. To participate in the call, please dial 1-888-481-2844 for domestic callers and-1-719-325-2455 for international callers. The participant passcode is 5855523.

The call will be available for replay at 1-888-203-1112 for domestic callers, and 1-719-457-0820, for international callers. The replay passcode is 5855523. The conference call will also be available for replay via the investor relations section of the Company’s website at www.zbbenergy.com until February 14, 2014.

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Operations

	Three months ended September 30,
	2013	2012
Revenues
Product sales	$1,069,122	$1,605,138
Engineering and development	-	218,183
Total Revenues	1,069,122	1,823,321

Costs and Expenses
Cost of product sales	597,401	1,492,392
Cost of engineering and development	-	45,065
Advanced engineering and development	1,209,837	1,159,739
Selling, general, and administrative	1,485,491	1,681,552
Depreciation and amortization	342,580	340,632
Total Costs and Expenses	3,635,309	4,719,380

Loss from Operations	(2,566,187)	(2,896,059)

Other Income (Expense)
Equity in loss of investee company	(117,892)	(76,481)
Interest income	509	389
Interest expense	(51,738)	(47,563)
Other income (expense)	896	-
Total Other Income (Expense)	(168,226)	(123,655)

Loss before provision (benefit) for Income Taxes	(2,734,412)	(3,019,714)

Provision (benefit) for Income Taxes	(19,729)	-
Net loss	(2,714,683)	(3,019,714)
Net loss attributable to noncontrolling interest	117,892	136,924
Net Loss Attributable to ZBB Energy Corporation	(2,596,791)	(2,882,790)
Preferred Stock Dividend	(2,499)	-
Net Loss Attributable to Common Shareholders	$(2,599,290)	$(2,882,790)

Net Loss per share
Basic and diluted	$(0.15)	$(0.19)

Weighted average shares-basic and diluted	17,707,760	15,463,802

ZBB ENERGY CORPORATION
Condensed Consolidated Balance Sheets

	September 30, 2013
	(Unaudited)	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$3,079,290	$1,096,621
Restricted cash on deposit	60,000	60,000
Accounts receivable, net	497,925	446,925
Inventories	2,169,746	2,459,776
Prepaid expenses and other current assets	96,387	224,542
Refundable income tax credit	157,780	137,228
Total current assets	6,061,129	4,425,092
Long-term assets:
Property, plant and equipment, net	5,045,767	5,179,707
Investment in investee company	2,186,228	2,304,122
Intangible assets, net	226,551	411,073
Goodwill	803,079	803,079
Total assets	$14,322,753	$13,123,073

Liabilities and Equity
Current liabilities:
Bank loans and notes payable	$923,545	$885,786
Accounts payable	1,059,861	570,932
Accrued expenses	835,445	785,532
Customer deposits	2,348,418	2,194,262
Accrued compensation and benefits	241,686	164,437
Total current liabilities	5,408,955	4,600,949
Long-term liabilities:
Bank loans and notes payable	2,309,161	2,395,802
Total liabilities	7,718,116	6,996,751

Equity
Series B redeemable convertible preferred stock ($0.01 par value, $1,000 face value) 10,000,000 authorized,
3,000 and 0 shares issued and outstanding, preference in liquidation of $6,002,499 as of September 30, 2013	30	-
Common stock ($0.01 par value); 150,000,000 authorized,
17,707,760 shares issued and outstanding as of September 30, 2013 and June 30, 2013	885,389	885,389
Additional paid-in capital	88,657,979	85,464,055
Accumulated deficit	(83,529,615)	(80,932,824)
Accumulated other comprehensive loss	(1,595,373)	(1,594,418)
Total ZBB Energy Corporation Equity	4,418,410	3,822,202
Noncontrolling interest	2,186,228	2,304,120
Total equity	6,604,638	6,126,322
Total liabilities and equity	$14,322,753	$13,123,073

ZBB Energy Corporation
Condensed Consolidated Statements of Cash Flows

	Three months ended September 30,
	2013	2012
Cash flows from operating activities
Net loss	$(2,714,683)	$(3,019,714)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	158,057	156,128
Amortization of intangible assets	184,523	184,504
Stock-based compensation	284,080	236,150
Equity in loss of investee company	117,892	76,481
Amortization of discounts and debt issuance costs on notes payable	14,566	-
Changes in assets and liabilities
Accounts receivable	(51,000)	(709,159)
Inventories	290,030	(919,521)
Prepaids and other current assets	113,589	(156,195)
Refundable income taxes	(20,553)	(7,098)
Accounts payable	488,930	18,761
Accrued compensation and benefits	77,249	(64,270)
Accrued expenses	92,642	20,465
Customer deposits	154,156	(400,126)
Net cash used in operating activities	(810,523)	(4,583,594)
Cash flows from investing activities
Expenditures for property and equipment	(24,117)	(87,691)
Net cash used in investing activities	(24,117)	(87,691)
Cash flows from financing activities
Repayments of bank loans and notes payable	(92,967)	(141,153)
Proceeds from issuance of preferred stock and warrants	3,000,000
Preferred stock issuance costs	(90,127)
Proceeds from issuance of common stock	-	1,744,688
Common stock issuance costs	-	(143,009)
Proceeds from noncontrolling interest	-	1,500
Net cash provided by financing activities	2,816,906	1,462,026
Effect of exchange rate changes on cash and cash equivalents	402	23,056
Net increase (decrease) in cash and cash equivalents	1,982,669	(3,186,203)
Cash and cash equivalents - beginning of period	1,096,621	7,823,217

Cash and cash equivalents - end of period	$3,079,290	$4,637,014

Cash paid for interest	$56,202	$46,753

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, and manufactures advanced energy storage, power electronic systems, and engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC, have developed a portfolio of integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs whether connected to the grid or not. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. Founded in 1986, ZBB's platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices, engineering and development, and production facilities are located in Menomonee Falls, WI, USA with a research facility also located in Perth, Western Australia. ZBB is in a joint venture with Meineng Energy, a $1 billion provider of leading-edge energy storage systems and solutions to the greater China market. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

David Mossberg
Three Part Advisors, LLC
817-310-0051